SIXTH AMENDMENT TO LEASE
[THE ORDWAY – KAISER]

Basic Provisions:
A.    Effective Date: March 1, 2025
B.    Landlord: CIM/Oakland 1 Kaiser Plaza, LP, a Delaware limited partnership
C.    Tenant: Kaiser Foundation Health Plan, Inc., a California non-profit public benefit corporation
D.    Premises: As shown on Exhibit A.
E.    Original Lease and Amendments (collectively, the “Lease”): Lease Agreement dated as of June 29, 2009, as amended by a First Amendment to Lease, dated as of June 15, 2012; a Second Amendment to Lease, dated as of December 16, 2013; a Third Amendment to Lease, dated as of July 8, 2015; a Fourth Amendment to Lease, dated as of November 18, 2015; and a Fifth Amendment to Lease dated as of March 5, 2024.
F.    Building: The Ordway, located at One Kaiser Plaza, Oakland, California (as more fully defined in the Lease)
Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):
1.    Extension. The Term of the Lease for the Premises is hereby extended such that the Lease Term for the Premises shall expire on December 31, 2027 (“New Expiration Date”), unless sooner terminated as provided in the Lease. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no right to further extend the Lease Term, except as expressly provided in Section 8.2 of the Original Lease.
2.    Base Rent; Additional Rent; Abatement. Until the Effective Date, Tenant shall pay all rent as required under the Lease prior to this Sixth Amendment, and then pursuant to the following:
Low/Mid Rise

Period	Monthly Base Rent
3/1/25 to 2/28/26	$ 625,845.32
3/1/26 to 2/28/27	$ 644,565.82
3/1/27 to 12/31/27	$ 663,902.79

High Rise

Period	Monthly Base Rent
3/1/27 to 12/31/27	$368,262.40

Notwithstanding anything above to the contrary, Base Rent during the time period October 1, 2027 through the New Expiration Date, Base Rent shall be abated for all time periods when Tenant is not in breach of the Lease.
Tenant shall continue to pay all additional rent pursuant to the Lease, including, without limitation, payments of Tenant’s Pro Rata Share of Operating Costs.
3.    Deletion of Contraction Option. The Contraction Option described in the Lease shall be deleted in its entirety.
4.    Condition of the Premises. To Landlord's knowledge, the Building has not undergone inspection by a Certified Access Specialist (as such term is defined in Section 1938 of the California Civil Code), and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:
"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."
Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building and shall be further subject to Landlord's agreement as to the time and manner of such inspection, which agreement shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Lease, Tenant agrees to continue to accept the Premises in their “as-is, where-is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.
5.    Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Amendment.
6.    Asbestos. Landlord has advised Tenant that there are ACM in some locations within the Building, including without limitation, locations associated with the sprayed-on fireproofing materials applied to certain structural members in the Building (which structural members are primarily located above the ceiling in the Building) and under some carpeting within the Building.  Attached hereto as Exhibit B is a disclosure statement regarding ACM in the Building.  Tenant acknowledges such disclosure statement complies with the requirements of Section 25915 et. seq. and Section 25359.7 of the California Health and Safety Code.  If any governmental entity promulgates or revises a statute, ordinance, code, rule or regulation, or imposes mandatory or voluntary controls or guidelines with respect to ACM located in the Building, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or elect to make such alterations or remove some or all of such ACM as Landlord deems necessary in order to comply with such governmental action.  Such compliance or the making of alterations, or the removal of all or a portion of such ACM and any improvement or alteration caused by such compliance, whether in the Premises or elsewhere in the Building, shall not (i) entitle Tenant to any claim for damages against Landlord, its trustees, officers, directors, agents, employees or representatives; (ii) relieve Tenant of any of its obligations hereunder, including, without limitation, the obligation to pay Rent; (iii) constitute or be construed as a constructive or other eviction of Tenant; or (iv) constitute or be construed as a breach of Landlord’s covenant assuring Tenant’s quiet enjoyment of the Premises.

7.    Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.
8.    Counterparts; Electronic Signatures.  This instrument may be executed in several counterparts, each of which shall be deemed an original, but all of the counterparts together shall constitute one document.  In addition, an electronic signature or initials shall have the same force and effect as that party’s manual, original signature. A party’s delivery of this Amendment with such party’s signature on the signature page hereof, by facsimile transmission, by attachment to or contained in electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment, will have the same effect as that party’s physical delivery of a printed document bearing that party’s original signature.
9.    Captions. All captions and headings herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Amendment. Any references to “Sections” herein shall mean Sections of this Amendment unless otherwise noted.
10.    Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

LANDLORD:

CIM/OAKLAND 1 KAISER PLAZA, LP,
a Delaware limited partnership

    By:    CIM/Oakland 1 Kaiser Plaza GP, LLC,
        a Delaware limited liability company
        its general partner

    By:     /s/ David Thompson
                Name: David Thompson
                Title: Vice President and Chief Financial Officer

TENANT:

Kaiser Foundation Health Plan, Inc.,
a California non-profit public benefit corporation

By: /s/ Yazdi F. Bagli
Name: Yazdi F. Bagli
Title: EVP, Enterprise Business Services

EXHIBIT A

The Premises

Low Rise Floors		Mid Rise Floors		High Rise Premises
Suite	RSF	Suite	RSF	Suite	RSF
900	19,651	1780	19,626	2400	20,924
		1800	9,806	2500	20,924
		1801	9,749	2600	20,924
		1900	19,841	2700	20,924
		2000	20,924
		2100	20,924
		2200	16,069
		2245	3,473
		2325	12,933
Total	19,651	Total	133,345	Total	83,696

EXHIBIT B

DISCLOSURE STATEMENT REGARDING ASBESTO-CONTAINING MATERIALS

Asbestos Disclosure Statement

NOTICE CONCERNING ASBESTOS
As you are probably aware, many buildings constructed through the mid to late 1970’s, such as the Building, utilized some degree of asbestos in the construction process, which was formerly a standard practice in the building trade. Asbestos is a naturally-occurring family of fibrous minerals, which was used in building materials mainly as a fireproofing and insulating agent, and is typically encountered in wrapped heating system insulation, structural fireproofing acoustical ceilings, vinyl flooring and roofing felts. Asbestos was regularly used in many other non-building products as well. In fact, asbestos fibers are generally present in urban air and water.
Extensive governmental regulation of asbestos now exists, and proposals for additional regulations have been made. In 1988, California enacted legislation requiring landlords and tenants of commercial buildings constructed prior to 1979 to notify certain people, including each other and their respective employees working within such building, of any knowledge they may have regarding asbestos containing material (“ACM”) in the building. In 1995, Title 29, Code of Federal Regulations, Section 1910.1001 and 1926.1001 defined Presumed Asbestos Containing Material (“PACM”) as thermal system insulation and surfacing material found in buildings constructed prior to 1960. The federal standard requires the building owner to notify contractors and tenants of the presence of ACM/PACM. In 1996, Cal/OSHA adopted the same notification requirements for PACM in Title 8 CCR 5208 & 1529. Nevertheless, no federal laws, regulations or standards require wholesale removal of asbestos from an occupied building. The thrust of both current EPA and OSHA requirements and non-binding guidance is to identify the materials that are releasing or could release asbestos fibers into the air, implement proper response actions when such materials are located, maintain asbestos in good condition, and follow appropriate work practices when disturbance of asbestos is unavoidable.
This notification is being given to provide the information required under these regulations and legislation in order to help you avoid any unintentional contact with ACM/PACM, to assure that appropriate precautionary measures are taken before disturbing any ACM/PACM, and to assist you in making appropriate disclosures to your employees and others.
It Is the policy of the properly manager to comply with all regulations by repairing, removing or otherwise abating any damaged ACM that pose a health risk, and by complying with all regulators concerning ACM in the Building and following procedures that will minimize or avoid disturbance of ACM. We have engaged a qualified asbestos consultant to survey the Building for asbestos and assist in implementing an asbestos management plan which includes, among other things, periodic reinspection and surveillance, air monitoring as necessary, information and training programs for building engineers and other measures to minimize potential fiber releases. A description of the current Operations and Maintenance Program prepared for the Building (the “O&M Program”) is available at the Building's management office. The consultant has been engaged on an on-going basis to conduct routine follow-up surveys and inspections, and generally to ensure that governmental standards are satisfied, and appropriate work practices are followed.
We have no reason to believe, based upon the O&M Program that the ACM/PACM in the Building is currently in a condition to release asbestos fibers which would pose a significant health hazard to the Building's occupants. This should remain so if such ACM/PACM is properly handled and remains undisturbed. You should take into consideration that our knowledge as to the absence of health risks is based solely upon general information and the information contained in the O&M Program, and that we have no special knowledge concerning potential health risks resulting from exposure to ACM in the Building. We encourage you to contact local or state public agencies if you wish to obtain a better understanding of the potential impacts resulting from exposure to ACM.

Because any alterations or other work at the Building could disturb ACM/PACM and possibly release asbestos fibers into the air, the inhalation of which could present a health hazard, we must require that you obtain our written approval prior to beginning any projects or alterations. This includes major alterations, but might also include such activities as drilling or boring holes, installing electrical, telecommunications or computer lines, sanding floors, removing ceiling tiles or installing or removing carpet. In many cases, such activities will not affect asbestos materials, but you must check with us in advance, just in case. Building management will make available such instruction as may be required. Any such work should not be attempted by any individual or contractor who is not qualified to handle ACM/PACM. To the extent that your lease may permit you to perform alterations or such other activities without our approval, this Exhibit supersedes such provisions and requires our prior written approval in order to ensure that appropriate procedures are followed; a new rule is also hereby adopted to permit us to enter your Premises to inspect the ACM/PACM, perform air tests and abatement and otherwise comply with the legal requirement or recommended practices relating to ACM/PACM.
We trust that the implementation of the aforesaid requirements will not unduly inconvenience you. If you have any questions or concerns about asbestos, please contact the property manager. Thank you for your cooperation.